EXHIBIT 99.1

News Release

For more information contact:

Lori Stafford

Assistant Vice President Corp. External Comm.

Fiserv, Inc.

262-879-5130

Lori.stafford@fiserv.com

For immediate release:

January 22, 2008

Fiserv Appoints Denis O’Leary to its Board of Directors

Brookfield, Wis., January 22, 2008—Fiserv, Inc. (NASDAQ: FISV), a leading provider of technology solutions, today announced it is has appointed a new member to its Board of Directors, Denis O’Leary, a private investor and consultant with expertise in enterprise technology, financial services and consumer payments. He serves as a senior advisor to the Boston Consulting Group.

O’Leary, 51, spent 25 years at JP Morgan Chase & Company, where he served in a variety of capacities including as the corporation’s director of finance, chief information officer and head of retail branch banking. He also worked as managing executive of Chase.com/Lab Morgan, which managed the firm’s strategic adoption of technology and equity investment in financial service related technology vendors. He was an executive vice president at JP Morgan Chase from 1994 to 2003.

“Denis brings more than two decades of experience with one of the largest banks in the country to the Fiserv Board of Directors. These experiences, which include executive leadership, technology, finance, M&A, and retail banking, complement our board well. We are very pleased to be working with him,” said Don Dillon, Fiserv Chairman of the Board.

Since 2003, O’Leary has served on the board of directors of McAfee, Inc., a supplier of computer security solutions. He is also a member of the advisory boards of Hewlett Packard Corporation and Information Week magazine.

O’Leary received his bachelor’s degree in economics from the University of Rochester and his master’s in business administration (MBA) from New York University’s Stern School.

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com

News Release

He was awarded ‘CIO of the Year’ from Information Week magazine, ‘Banker of the Year’ from Bank Systems and Technology magazine and Communications Week’s ‘Visionary Award.’

O’Leary will serve on the Audit Committee of Fiserv’s Board of Directors.

About Fiserv, Inc.

Fiserv, Inc. (NASDAQ: FISV), a Fortune 500 company, provides information management and electronic commerce systems and services to the financial and insurance industries. Leading services include transaction processing, outsourcing, electronic bill payment and presentment, investment management solutions, business process outsourcing (BPO), software and systems solutions. Headquartered in Brookfield, Wis., the company serves more than 21,000 clients worldwide and is the leading provider of core processing solutions for U.S. banks, credit unions and thrifts. Fiserv was ranked the largest provider of information technology services to the financial services industry worldwide in the 2004, 2005 and 2006 FinTech 100 surveys. In 2007, the company completed the acquisition of CheckFree, a leading provider of electronic commerce services. Fiserv and CheckFree had more than $4.5 billion in combined pro forma total revenue for 2006. For more information, please visit www.fiserv.com.

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Fiserv, Corporate Headquarters, 255 Fiserv Drive, Brookfield, Wisconsin 53045 PH: 262-879-5000

Mailing Address: P.O. Box 979, Brookfield, Wisconsin 53008-0979 Internet: www.fiserv.com